Exhibit 99.1

October 26, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES ELECTION OF JEFFREY KIGHTLINGER TO BOARD OF DIRECTORS

San Jose, Calif. — California Water Service Group (Group) (NYSE: CWT) today announced the election of Jeffrey Kightlinger, 63, to the Group’s Board of Directors, effective Nov. 1, 2023.

Kightlinger has the distinction of having been the longest serving Chief Executive Officer of the Metropolitan Water District of Southern California, the largest municipal water supplier in the nation. In this capacity, he oversaw the agency’s $1.8 billion budget along with water and power operations serving 19 million residents in Southern California. During his tenure, he negotiated strategic agreements on the Colorado River and the 50-year renewal of Hoover Dam hydroelectric power. He also took a leadership role in supporting a plan to build twin tunnels under the Sacramento-San Joaquin Delta to keep water flowing to Southern California while protecting endangered species.

A renowned expert in water law, particularly Colorado River law, Kightlinger now owns Acequia Consulting, LLC, which provides strategic advice on water and energy issues. He has an undergraduate degree from the University of California at Berkeley and a law degree from Santa Clara University.

“I am so pleased to have a water expert of Jeff’s caliber join our Board. During the course of his illustrious career, he has demonstrated a deep knowledge and understanding of the water industry, including climate change and water supply challenges and the politics associated with natural resources. I know he will be a real asset to the Board and the management team,” said Chairman and Chief Executive Officer Martin A. Kropelnicki.

About California Water Service Group

California Water Service Group is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders.  Guided daily by their promise to provide quality, service, and value, Group’s 1,200+ employees lead the way in working to protect the planet, care for people, and operate with the utmost integrity.  Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being.  The company has been named one of “America’s Most Responsible Companies” and the “World’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®.  More information is available at www.calwatergroup.com.

*California Water Service received the highest score in the West Large segment of the J.D. Power 2023 U.S. Water Utility Residential Customer Satisfaction Study of customers’ satisfaction nationally among water customers in the US. Visit jdpower.com/awards for more details.

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Media Contact

Shannon Dean

sdean@calwater.com or 408-367-8243